Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-114117) on Form S-8 of our report dated June 22, 2010, with respect to the financial statements and supplemental schedule of The NewAlliance Bank 401(k) Plan (the “Plan”) appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2009.

Hartford, Connecticut June 22, 2010